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                                                                    EXHIBIT 99.1

                   [Spectrum Pharmaceuticals, Inc. Letterhead]


Contacts:
John McManus
Spectrum Pharmaceuticals, Inc.
(949) 788-6700, ext. 247

            SPECTRUM PHARMACEUTICALS COMPLETES $20 MILLION FINANCING
                          WITH INSTITUTIONAL INVESTORS

         IRVINE, Calif., September 29, 2003 - Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today announced that it has raised $20 million through the sale of newly issued shares of Series E Convertible Preferred Stock to selected institutional investors. The institutional investors are well known biotechnology investors, such as Baystar Capital, SDS Merchant Fund, SCO Capital Partners, Xmark Funds, Quogue Capital, and ProMed Partners, L.P. The pricing terms of the transaction were set in a term sheet signed with SCO Capital Partners on September 11, 2003, based on the prior day's closing price. SCO Securities LLC acted as placement agent on this transaction.

         The Company expects to use the net proceeds from this financing to advance the clinical development of Eoquin(TM) fOR bladder cancer and elsamitrucin for non-Hodgkin's lymphoma, to further the development of the Company's generic business, and to pursue its strategy to acquire and develop additional oncology products, as well as and for general administrative expenses and working capital.

         The preferred stock is convertible into Spectrum common stock at a price of $5.00 per share. There are no dividends payable on the preferred stock. One half of the preferred shares can be redeemed at the investors discretion for face value if Spectrum has not concluded the acquisition of an oncology product by the end of December 2003. Purchasers of the preferred stock received warrants to purchase 2,800,000 shares of common stock at $6.50 per share. If exercised, the warrants could generate up to an additional $18.2 million in proceeds to Spectrum. In the event of a redemption of the preferred by an investor a pro-rata share of the warrants would be forfeited. The common stock underlying the preferred stock and the warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without a registration statement or exemption from registration.

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         Spectrum Pharmaceuticals' primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company's lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, which has been granted fast-track status by the United States Food and Drug Administration. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin's lymphoma. Eoquin(TM) is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company is actively working to develop, seek approval for and oversee the marketing of generic drugs in the U.S. Spectrum also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information about the Company, visit the Company's web site at www.spectrumpharm.com.

         This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.